Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,506,603,706.22	0.0001381	$ 346,161.97
Fees Previously Paid
	Total Transaction Valuation:	$ 2,506,603,706.22
	Total Fees Due for Filing:			$ 346,161.97
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 346,161.97
Offering Note
[1]	*Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (a) the product of (i) $21.50, the purchase price per share (the "Offer Price") of Day One Biopharmaceuticals, Inc., a Delaware corporation ("Company") common stock, par value $0.0001 per share (each such share, a "Share"), net to the stockholder in cash, without interest and less any applicable tax withholding, and (ii) 103,317,336 Shares issued and outstanding, (b) the product of (i) 15,267,597 Shares issuable pursuant to outstanding options with an exercise price less than the Offer Price and (ii) $12.26, the difference between the Offer Price and $9.24, the weighted average exercise price for such options, (c) the product of (i) 3,735,216 Shares issuable pursuant to outstanding restricted stock units and (ii) the Offer Price, and (d) the product of (i) 827,586 Shares issuable pursuant to outstanding pre-funded warrants to purchase Shares and (ii) $21.50, the difference between the Offer Price and $0.0001, the exercise price for such warrants. The calculation of the filing fee is based on information provided by the Company as of March 20, 2026. ** The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2026 beginning on October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources